SUB-ITEM 77H

As of December 31, 2015, the following entity owned 25% or more of the voting securities of the Fund:

FUND                                  ENTITY                            PERCENTAGE
MFS Inflation-Adjusted Bond Portfolio MFS Moderate Allocation Portfolio 25.25